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                                                               Exhibit 10.9



                         CRAGAR/AUTOMOTIVE WHEELS, INC.
                      WHEEL & COMPONENT PURCHASE AGREEMENT

The Purchase Agreement is by and between Cragar Industries, Inc. its successors and assigns hereafter referred to as "Cragar" and Titan Wheel International Inc., a California Corporation, with it's principal place of business in Quincy, IL (hereafter referred to as "AWI").

WHEREAS, Cragar wishes to purchase certain products, as hereinafter defined, manufactured by AWI which will then be incorporated into by Cragar.

WHEREAS, AWI wants to sell to Cragar the Products that AWI manufacturers.

NOW, THEREFORE, the parties agree as follows:

1. PRODUCTS - As used herein, the term "Products" shall mean those wheel assemblies listed on Attachment I, attached hereto and incorporated herein by reference, and to any other wheel assemblies which may be added to Attachment I by Cragar and AWI from time to time by mutual agreement.

2. PURCHASES - AWI agrees to sell to Cragar, and Cragar agrees to buy from AWI 100% of its requirements for products set forth in Attachment I. Cragar will release orders to AWI.

3. TERM - This Agreement will commence as of the date of signing and will continue until December, 31, 1997, unless terminated sooner pursuant to the terms of this Agreement.

     This Agreement may be extended for a mutually agreeable period of time by written agreement of both parties; provided that both parties advise one another in writing within 120 days of the expiring term. The terms and conditions of this Agreement would apply to any extension or renewal.

4. FORECASTS AND ORDERS - Any forecast for products provided by Cragar shall not be considered orders for products, shall be used by AWI for general corporate planning purposes only, and may be disregarded by without prior notice to AWI. Cragar shall issue a three (3) month firm schedule along with an eight (8) month tentative schedule. The tentative schedule shall be revised monthly and reconfirmed by AWI.

     Cragar will deliver to AWI orders for products on order formats utilized by Cragar which will specify the quantity of each product ordered and the data by which the product must be provided to said Cragar facility.

     In the event an order is placed for products to be delivered within three
     (3) months of the date of this order which exceeds the firm orders previously furnished, AWI shall exert its best efforts to fill the order.
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        AWI will maintain a safety stock of two weeks rolling forecast on their floor at all times.

        AWI and Cragar agree that AWI will establish minimum economic quantities.

        Cragar may terminate an order for its convenience in whole or part, by written or telegraphic notice within ninety (90) days. If an order is terminated for Cragar's convenience within ninety (90) days, any claim of AWI shall be settled on the basis of irrevocable obligations and reasonable documented cost it has incurred in the performance of the order for labor and materials which are not usable by AWI for making other goods it manufactures. This provision is intended to apply to the individual releases or part orders for products, and may not be used to terminate the agreement in its entirety.

5. DELIVERY -- AWI shall deliver the products ordered to the designated Cragar facility, or its designated Cragar facility, or its designee on the delivery dates set forth in the order. Time is of the essence in delivering product in a timely manner. Delivery performance is defined as products received in Phoenix and/or the site designated by Cragar no earlier than three (3) working after the purchase order date. AWI agrees to a delivery ratio of equal to or exceeding eighty percent (80%) measured over any three (3) month period. If this level of performance is not met, AWI will have three (3) months to correct the deficiency. If, after this three (3) month correction period the on-time delivery percent is not met, Cragar can terminate the agreement, or take a one
        (1) percent cash discount per each ten (10) percent below eighty (80) percent for all shipments.

        FREIGHT -- Cragar shall be responsible for arranging transportation and AWI will ship to any location requested by Cragar. All freight will be paid by Cragar. In the event product is determined to be effective by Cragar and AWI, AWI will issue credit to Cragar for the freight in from the customer, freight out for the replacement wheel, plus the wheel cost. In the event a wheel is shipped direct to the customer by AWI, AWI will issue credit to Cragar for only the freight cost associated with the return wheel.

        PACKAGING -- AWI shall package the products so that the products will not be damaged or destroyed in transit. As to each product shipment, AWI must include a packing list specifying the product(s), the quantity of each product, the order number, release number, and/or blanket purchase order number, if applicable, and any other information Cragar requires.

6.      PRICING -- During the term of this agreement, the price of these products shall be the applicable price set forth in Attachment I. The 1996 pricing will be reviewed on or about November 1, 1996 and 1997 prices will be effective January 1, 1997. Pricing shall remain firm until January 1 of each year. Prices are based on AWI's material and labor costs as of the date of this agreement. These costs will be reviewed annually and prices may be adjusted for increase or decrease in these costs. AWI will provide any documentation requested relating to any adjustment. AWI's material costs are based on Hot Rolled, Pickled and Oiled at $.195/lb.
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        AWI will submit to Cragar their quotation from the raw material supplier on or about November 1. AWI will provide Cragar with its adjustment request no later than November 30 yearly.

 7.     PAYMENT -- Payment terms are net Forty Five (45) days.

 8. QUALITY/DEFECTS -- If any product or other product sold to Cragar is defective in material or workmanship, or does not conform to Cragar's specifications/quality requirements, AWI agrees at its sole cost, to repair or replace the defective product or other product. Quality standards will be agreed upon in advance and will be documented and/or displayed at AWI's place of business. The quality standards will be reviewed quarterly, or as conditions dictate. AWI will supply Cragar with any tests reports, IE., salt spray, radial fatigue or corning, as tests are preformed in the normal course of business.

 9. ENTIRE AGREEMENT -- The terms of this Agreement will supersede any conflicting or inconsistent terms contained in orders or attachments to this Agreement and the terms and conditions of this Agreement shall apply to all such orders placed by Cragar.

10. AMENDMENTS -- This Agreement may be amended only by a written document signed by the parties which states that it is intended to amend this Agreement.

11. SEVERABILITY -- The invalidity or unenforceability of any term of this Agreement shall not affect the validity and enforceability of this Agreement or any of its other terms, and this Agreement and such other terms shall be construed as though the invalid or unenforceable term(s) were not included herein.

12. ASSIGNMENT -- AWI nor Cragar shall not assign this Agreement, whether voluntarily or involuntarily, without prior written consent of the other party.

13. BINDING EFFECT -- Except as otherwise provided, this Agreement shall be binding on the successors and assigns of each party hereto.

14. NOTICES -- Notification required or permitted hereunder shall be sent to the purchasing representative of the applicable Cragar's facility and to the following parties:

        Mr. Michael Hartzmark                           Mr. Steven A. Root
        Cragar Industries                               Titan Wheel
        4636 N. 43rd Ave                                2701 Spruce St
        Phoenix, AZ 85031                               Quincy, IL 62301

15. LAW -- This Agreement shall be governed by and construed in accordance with the internal laws as of the State of Illinois.



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16.   FORCE MAJEURE - Neither party shall be responsible to the other party for any delay in or failure of performance of its obligations under this Agreement to the extent attributable to causes beyond its reasonable control, including but not limited to, acts of God, fires, floods, strikes, acts of any government or delays by carriers, provided that the party affected thereby gives the other parties prompt notice of the occurrence of any event which is likely to cause any such delay or failure and of its best estimate of the length of any delay and possibility that it will be unable to resume performance; and provided further that said affected party shall use its best efforts to expeditiously overcome the effects of the event and to resume performance.

17. DEFAULT PROVISIONS - If either party fails to comply with any terms of the Agreement, the other party may terminate the Agreement with sixty (60) days written notice.

18. REMEDIES CUMULATIVE - Each of the rights and remedies of the parties set forth in this Agreement shall be cumulative with all other such rights and remedies, as well as with all rights and remedies of the parties otherwise available at law or in equity.


Dated: April 3, 1996


Michael Hartzmark                                       Steven A. Root
President and CEO                                       Vice President
                                                        Sales and Marketing